EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200351 on Form S-8 of our report dated March 19, 2015, relating to the financial statements and financial statement schedules of Paramount Group, Inc. appearing in this Annual Report on Form 10-K of Paramount Group, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2015